                                                        Exhibit 5(b)


May 26, 1999

The Directors
BP Amoco p.l.c.
Britannic House
1 Finsbury Circus
London EC2M 7BA

Gentlemen:

Reference is made to the proposed offering of interests ("Interests") in The BP America Capital Accumulation Plan, The DirectSave Plan, The BP America Partnership Savings Plan and The BP America Savings and Investment Plan (collectively, the "Plans"), and to the offering through the Plans of ordinary shares of BP Amoco p.l.c., an English public limited company (the "Company") either directly or in the form of American Depositary Shares to employees of certain participating companies that have adopted the Plans, and certain other participants in the Plans.

I am familiar with the Form S-8 Registration Statement (the
"Registration Statement") that the Company is filing with the Securities and Exchange Commission to register, among other things, Interests in the Plans.

I have examined such documents and made such other investigation as I have deemed necessary for the purpose of giving the opinion herein stated.

I am of the opinion that the Plans and the Interests therein have been duly authorized and approved and, when issued pursuant to the terms and conditions of the Plans, such Interests will be the valid and binding obligations of BP America Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

The foregoing opinion is limited to the Federal laws of the United States and the Delaware General Corporation Law, and I am not expressing any opinion as to the effect of the laws of any other jurisdiction. I hereby consent to the use of the foregoing opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement. In giving such consent I do not hereby admit I am in the category of person whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robert D. Agdern

Robert D. Agdern
Vice President and General Counsel
of BP America Inc.